Exhibit 99.1


SEL-LEB MARKETING, INC. ANNOUNCES DEVELOPMENTS; COMPANY'S PRINCIPAL LENDER EXERCISING RIGHTS AS A SECURED CREDITOR; COMPANY CEASES ACTIVE OPERATIONS.

Paterson, N.J. February 24, 2004/PR Newswire via COMTEX/--Sel-Leb Marketing Inc.
(SELB) reported today that although, as previously announced, its credit facility with its primary lender, Merrill Lynch Business Financial Services Inc., had been extended through April 30, 2004, the company is in default under its Merrill Lynch loans due to the company's lack of compliance with various covenants, including those relating to its borrowing base limits, minimum net worth requirements and delivery of financial statements within the required time frame. Major contributing factors to the company's difficulties were the previously reported production problems and then chapter 11 filing of a major supplier, followed shortly afterwards by the loss of a major customer. Due to its substantially decreased sales and lack of funding, the company's operations have been significantly curtailed. It has been unable to acquire inventory and vendors have refused to extend more credit. As a result, the company has had to accept the role of sales representative which has further deteriorated its sales and financial position. Merrill Lynch has demanded that all defaults be cured, or that all obligations be fully repaid by the close of business February 23, 2004. The company has been unable to satisfy the requirements of Merrill Lynch and has not been able to locate alternative financing. Merrill Lynch has advised the company that it is exercising remedies available to it as a secured lender. The exercise of such remedies by Merrill Lynch has caused the company to cease active operations.

The company also reported that it is working with its independent public accountants to complete its financial statements. Pending completion of the audit, for the year ended December 31, 2002, management currently estimates a pre-tax loss of approximately $3.8 million for such year; as a result of the accounting analysis done by the company in connection with the preparation of its 2002 financial statements, management currently believes that its pre-tax income for the year ended December 31, 2001 should be revised downward by approximately $1.8 million. For the fiscal year ended December 31, 2003, the company experienced a substantial reduction in revenues and incurred a substantial loss.

Sel-Leb has been primarily engaged in the distribution and marketing of consumer products through mass merchandisers, discount chain stores and food, drug and electronic retailers. The company's business has also included marketing and selling products promoted by celebrity spokespersons and sold to mass merchandise retailers.

The statements which are not historical facts contained herein are forward-looking statements that relate to plans for future activities. Such forward-looking information involves important risks and uncertainties, including but not limited to the ability of the company to satisfy its creditors, pending or potential litigation, claims or assessments, the ability of the company to complete its financial statements and make requisite filings with the Securities and Exchange Commission, and other risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:  Jorge Lazaro, Sel-Leb Marketing, Inc.
          (973) 225-9880 Extension 111